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                                                               Exhibit-99.(4)(b)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
    Administrative Office: 9920 Corporate Campus Dr., Suite 1000, Louisville,
                                    KY 40223

                                   ENDORSEMENT

The contract to which this endorsement is attached is hereby amended as follows:

The PAYMENT ON DEATH SECTION, DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD PROVISION has been amended to:

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit is the greater of the Contract Value or the Purchase Payments, less any withdrawals, on the date due proof of death is received at the Company's Administrative Office. Upon The Company's receipt of notification of death, the Separate Account Value under the Contract will be transferred to the Money market subaccount. Payment will be in a lump sum unless an annuity option is chosen. A Beneficiary, other than the surviving spouse of the deceased Contract Owner, may choose only an annuity option providing for full payout within five years of the death or for the life or within the life expectancy of the Beneficiary. The life or life expectancy option must begin payments within one year of the Contract Owner's death. If the surviving spouse of a deceased Contract Owner is the Beneficiary, he or she may choose to continue the Contract in force after the Contract Owner's death.

The FIXED ACCOUNT SECTION, TRANSFER RIGHTS PROVISION has been amended to:

The TRANSFER RIGHTS: A Contract Owner may transfer Fixed Account value to one or more Subaccounts subject to the following:

     (a) The transfer must be by written authorization before the Annuity Date; and
     (b) A Financial Advisor provides asset allocation advice with respect to the Contract Owner's Contract (if no Financial Advisor is appointed, a Contract Owner may only transfer to Money Market); and
     (c)  (i) During the first contract year, transfers are unlimited;
     (d) (ii) During contract years 2 and thereafter, the transfer may not exceed 20% of the Fixed Account value once in any six month period.

IN WITNESS WHEREOF, The Company has caused this endorsement to be executed at its Administrative Office in Louisville, Kentucky.

        Jefferson National Life Insurance Company.


                Secretary